Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

March 13, 2012

American International Group, Inc.

180 Maiden Lane,

New York, New York 10038.

Ladies and Gentlemen:

As counsel to American International Group, Inc. (the “Company”) in connection with the offering of 206,896,552 shares of the Company’s common stock, par value $2.50 per share (the “Common Stock”), by the United States Department of Treasury, as described in the Prospectus Supplement dated March 8, 2012 (the “Prospectus Supplement”), we hereby confirm to you that the statements contained in the Prospectus Supplement under the caption “Certain United States Federal Tax Consequences to Non-U.S. Holders”, insofar as they relate to provisions of United States federal tax law therein described, constitute a fair and accurate summary of such provisions in all material respects, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “United States Taxation Considerations” in the Prospectus dated April 5, 2011. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP